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Exhibit 23.1

     CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-37491) pertaining to the Vicor Corporation 1984 Stock Option Plan, the Registration Statement (Form S-8, No. 33-65154) pertaining to the Vicor Corporation 1993 Stock Option Plan and in the Registration Statement (Form S-8, No. 333-61177) pertaining to the 1998 Stock Option and Incentive Plan of our report dated January 26, 1999, except for Note 13, as to which the date is February 1, 1999, with respect to the consolidated financial statements and schedule of Vicor Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1998.




                                                            /s/Ernst & Young LLP



     Boston, Massachusetts
     March 22, 1999